Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CBIZ Company, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-135912, 333-76179, 333-64109, and 333-27825 on Form S-3; Nos. 333-90749, 333-46687, and 333-15413 on Form S-3, as amended; Nos. 333-40313 and 333-81039 on Form S-4, as amended; and Nos. 333-145495, 333-62148, 333-74647, 333-35049, and 333-176219 on Form S-8; and No. 333-197284 on Form S-8 as amended of CBIZ, Inc. of our report dated February 26, 2021, with respect to the consolidated balance sheets of CBIZ, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020 and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 Annual Report on Form 10-K of CBIZ, Inc. Our report refers to a change in the Company’s method of accounting for leases due to the adoption of the Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLPnd
Cleveland, Ohio
February 26, 2021